UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2024

Ribbon Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38267	82-1669692
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6500 Chase Oaks Boulevard, Suite 100, Plano, Texas	75023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 614-8100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 21, 2024 (the “Closing Date”), Ribbon Communications Inc. (the “Company”) entered into a Senior Secured Credit Facilities Credit Agreement (the “Credit Agreement”), by and among the Company, as a guarantor (in such capacity, the “Guarantor”), Ribbon Communications Operating Company, Inc., as the borrower (the “Borrower”), HPS Investment Partners, LLC (“HPS”), as administrative agent (in such capacity, the “Administrative Agent”), HPS and Whitehorse Capital Management, LLC (“Whitehorse”), as lenders, joint lead arrangers and joint bookrunners, and the other lenders party thereto (each, in such capacity as a lender, together with HPS and Whitehorse, referred to individually as a “Lender,” and collectively, the “Lenders”) and borrowed the full amount of the Term Loan Facility (as defined below). The proceeds of the Credit Agreement (a) were used, in part, to pay off in full all amounts outstanding under the Senior Secured Credit Facilities Credit Agreement, entered into on March 3, 2020, by and among the Company, the Borrower, Citizens Bank, N.A. as administrative agent, issuing lender, swingline lender, joint lead arranger and bookrunner, Santander Bank, National Association, as a lender, joint lead arranger and bookrunner, and the lenders party thereto, as amended from time to time (the “Prior Credit Agreement”) and to terminate all remaining obligations under the Prior Credit Agreement and (b) will be used, in part, to redeem in full the Company’s outstanding Series A Preferred Stock (the “Series A Preferred Stock”).

The Credit Agreement provides for $385 million of commitments from the Lenders to the Borrower, comprised of a $350 million term loan facility that was advanced in full on June 21, 2024 (the “Term Loan Facility”) and a $35 million facility available for revolving loans (the “Revolving Loan Facility” and together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The Credit Agreement permits the Borrower to coordinate the issuance of up to $20 million in letters of credit from third party financing sources. As of the Closing Date, none of HPS or Whitehorse will be obligated to act as an issuing bank or otherwise issue letters of credit. The Term Loan Facility and the Revolving Loan Facility established by the Credit Agreement are scheduled to mature in June 2029. The Credit Agreement includes procedures for additional financial institutions to become lenders thereunder, or for any existing lender to fund one or more new tranches of term loans, or increase its commitment under the Term Loan Facility or the Revolving Loan Facility (any such new tranche of term loans or increase in commitments under the Term Loan Facility or the Revolving Loan Facility, an “Additional Facility”), subject, in each case, to an aggregate dollar limit equal to the greater of $50 million and 50% of the Company’s Consolidated Adjusted EBITDA (as defined in the Credit Agreement) as of the most recently ended fiscal quarter for which financial statements have been delivered to the lenders, plus additional amounts, subject to certain thresholds and conditions, so long as, (a) in the case of any Additional Facility that is secured by Collateral (as defined in the Credit Agreement) on a pari passu basis with the Senior Secured Credit Facilities, the Borrower’s Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 2.90:1.00, (b) in the case of any Additional Facility constituting a new tranche of term loans that is secured by Collateral (as defined in the Credit Agreement) on a junior lien basis with the Senior Secured Credit Facilities, the Borrower’s Consolidated Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 3.40:1.00 and (c) in the case of any Additional Facility constituting a new tranche of term loans that is unsecured, the Borrower’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 3.90:1.00.

The indebtedness and other obligations under the Senior Secured Credit Facilities are unconditionally guaranteed on a senior secured basis by the Company. The Senior Secured Credit Facilities are secured by first-priority liens on substantially all of the assets of the Borrower and the Guarantor. On a post-closing basis, the Senior Secured Credit Facilities will receive guarantee and collateral support from subsidiaries of the Company organized in Ireland, Israel and the Netherlands.

The Credit Agreement requires periodic interest payments until maturity. The Borrower may prepay all loans under the Credit Agreement, except that voluntary prepayments of the Term Loan Facility, certain mandatory prepayments of the Term Loan Facility and acceleration of the Term Loan Facility, in each case, (i) made prior to June 21, 2025 will be subject to a 5.00% prepayment penalty, (ii) made on or after June 21, 2025 but prior to June 21, 2026 will be subject to a 4.00% prepayment penalty, or (iii) made on or after June 21, 2026 but prior to June 21, 2027 will be subject to a 3.00% prepayment penalty, and all such prepayment penalties will be calculated, in each case, based on the then-outstanding principal amount of the Term Loan Facility prepaid; provided that all of the foregoing will be subject to reduction in certain circumstances, including in connection with a prepayment made upon a Change of Control (as defined in the Credit Agreement), and certain other exceptions set forth in the loan documents. Prepayments will also be subject to customary SOFR breakage costs and will be subject to certain notice requirements.

Loans incurred under the Senior Secured Credit Facilities bear interest at the Borrower’s option at either (a) the Term SOFR rate plus a margin ranging from 5.75% to 6.25% per year, or (b) the ABR rate (the highest of the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50% per year, or the prime rate announced from time to time in The Wall Street Journal, or the Daily SOFR Rate (as defined in the Credit Agreement) plus 1.00% per year) plus a margin ranging from 4.75% to 5.25% per year (such margins being referred to as the “Applicable Margin”). The Applicable Margin for loans varies depending on the Company’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement). The Term SOFR rate is subject to a 1.00% per year floor. The ABR rate is subject to a 2.00% per year floor.

The Borrower will be charged a commitment fee of 0.50% per year on the daily amount of the unused portions of the revolving commitments under the Revolving Loan Facility.

The Credit Agreement requires compliance with a Consolidated Net Leverage Ratio (as defined in the Credit Agreement) financial maintenance covenant, tested on a quarterly basis, as of the last day of the applicable fiscal quarter. The Consolidated Net Leverage Ratio must not exceed 4.75:1.00 commencing September 30, 2024 and for each fiscal quarter ending thereafter up until March 31, 2026, at which time (and for each fiscal quarter ending thereafter until maturity) the Consolidated Net Leverage Ratio must not exceed 4.00:1.00.

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit the Company’s and its subsidiaries’ ability to incur or assume indebtedness; grant or assume liens; make acquisitions or engage in mergers; sell, transfer, assign or convey assets; repurchase equity and make dividend and certain other restricted payments; make investments; engage in transactions with affiliates; enter into sale and leaseback transactions; enter into burdensome agreements; change the nature of their business; modify their organizational documents; or amend or make prepayments on certain junior debt and certain unsecured debt.

The Credit Agreement contains events of default that are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to the Company or any of its subsidiaries occurs, all obligations under the Credit Agreement will immediately become due and payable and, to the extent constituting overdue obligations to pay principal or interest under the Senior Secured Credit Facilities, shall be subject to a default rate of interest equal to 2.00% per year above the rate that would otherwise be applicable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies, including, with respect to overdue obligations to pay principal or interest outstanding under the Senior Secured Credit Facilities, charging a default rate of interest equal to 2.00% per year above the rate that would otherwise be applicable. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the Collateral (as defined in the Credit Agreement).

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information included in Item 1.01 above regarding the Prior Credit Agreement is incorporated by reference under this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Credit Agreement is incorporated by reference under this Item 2.03.

Item 8.01	Other Events.

On June 20, 2024, the Company issued a Notice of Redemption (the “Redemption”) for all of its outstanding shares of Series A Preferred Stock on June 25, 2024 (the “Redemption Date”) at a redemption price per share of Series A Preferred Stock of 103.000% of the Liquidation Preference (as defined in the Certificate of Designation, Preferences and Rights designating the Series A Preferred Stock). The Redemption was contingent upon the Company receiving the proceeds from the Credit Agreement, which has occurred.  After giving effect to the Redemption on the Redemption Date, no shares of the Series A Preferred Stock will remain outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
10.1	Senior Secured Credit Facilities Credit Agreement, dated June 21, 2024 by and among the Company, as a guarantor, Ribbon Communications Operating Company, Inc., as the borrower, HPS Investment Partners, LLC, as administrative agent, HPS Investment Partners, LLC and Whitehorse Capital Management, LLC, as lenders, joint lead arrangers and joint bookrunners, and the other lenders party thereto.

99.1	Press Release, dated June 21, 2024, regarding Credit Agreement and Notice of Redemption of Series A Preferred Stock

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIBBON COMMUNICATIONS INC.

Date: June 24, 2024	By:	/s/ Patrick Macken
		Name:	Patrick Macken
		Title:	Executive Vice President, Chief Legal Officer and Secretary